UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a).

                               (AMENDMENT NO. 7)*

                       FIRST VIRTUAL HOLDINGS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   337486 10 4
                        ---------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------

       RONALD FISHER                             STEPHEN A. GRANT, ESQ.
  SOFTBANK HOLDINGS INC.                          SULLIVAN & CROMWELL
10 LANGLEY ROAD, SUITE 403                          125 BROAD STREET
  NEWTON CENTER, MA 02159                          NEW YORK, NY 10004
      (617) 928-9300                                 (212) 558-4000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 SEPTEMBER 9, 1998
                        ---------------------------------
             (Date of Event which Requires Filing of this Statement)

                              (Page 1 of 9 Pages)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    2    OF     9    PAGES

-------------------------                        ------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                          20,331,037 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,321,217 (2)
       EACH         ------------------------------------------------------------
    REPORTING        9   SOLE DISPOSITIVE POWER
      PERSON
       WITH               20,331,037 (1)
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        23,652,254 (1)(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        72.0% (1)(2)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


(1)   See Item 5.
(2)   See Item 6.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    3    OF     9    PAGES

-------------------------                        ------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK TECHNOLOGY VENTURES IV L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                          10,560,349 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,321,217 (2)
       EACH         ------------------------------------------------------------
    REPORTING        9   SOLE DISPOSITIVE POWER
      PERSON
       WITH               10,560,349 (1)
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,881,566 (1)(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        42.3% (1)(2)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

(1)   See Item 5.
(2)   See Item 6.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE     4   OF     9    PAGES

-------------------------                        ------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CORPORATION
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

        AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                          22,031,550 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,321,217 (2)
       EACH         ------------------------------------------------------------
    REPORTING        9   SOLE DISPOSITIVE POWER
      PERSON
       WITH               22,031,550 (1)
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                          0
                    ------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        25,352,767 (1)(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        75.2% (1)(2)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

        HC, CO
--------------------------------------------------------------------------------

(1)   See Item 5.
(2)   See Item 6.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    5    OF     9    PAGES

-------------------------                        ------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MASAYOSHI SON
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

        AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                          22,031,550 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,321,217 (2)
       EACH         ------------------------------------------------------------
    REPORTING        9   SOLE DISPOSITIVE POWER
      PERSON
       WITH               22,031,550 (1)
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                          0
                    ------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        25,352,767 (1)(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        75.2% (1)(2)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

(1)   See Item 5.
(2)   See Item 6.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    6    OF     9    PAGES

-------------------------                        ------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       STV IV LLC
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

        AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                          10,560,349 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,321,217 (2)
       EACH         ------------------------------------------------------------
    REPORTING        9   SOLE DISPOSITIVE POWER
      PERSON
       WITH               10,560,349 (1)
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                          0
                    ------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,881,566 (1)(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        42.3% (1)(2)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

(1)   See Item 5.
(2)   See Item 6.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    7    OF      9   PAGES

-------------------------                        ------------------------------


         SOFTBANK Holdings, SOFTBANK Technology, SOFTBANK, Son, and STV hereby amend and supplement the Statement on Schedule 13D originally filed by the Reporting Persons on May 11, 1998, as amended on June 4, 1998, June 15, 1998, June 23, 1998, June 29, 1998, August 24, 1998 and August 31, 1998 (as amended, the "Statement"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of First Virtual Holdings Incorporated, a Delaware corporation (the "Company").

         The descriptions contained in this Statement of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, which have been filed as exhibits to the Schedule 13D, as amended and supplemented, and incorporated by reference herein. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Statement.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The purchases of the shares of Common Stock to be purchased by SOFTBANK Holdings and SOFTBANK Technology pursuant to the September 1998 Purchase Agreement (as defined herein) will be funded by available working capital of SOFTBANK Holdings and SOFTBANK Technology.


ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended and supplemented by incorporation of the information set forth in item 6 with respect to the September 1998 Purchase Agreement.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Items 5(a) and 5(b) are hereby amended and supplemented by the addition of the following:

         By virtue of the September 1998 Purchase Agreement described in Item 6, pursuant to which SOFTBANK Holdings and SOFTBANK Technology acquired 820,513 and 805,087 shares of Common Stock, respectively, SOFTBANK Holdings is deemed to have sole voting power and sole dispositve power with respect to 20,331,037 shares of Common Stock and shared voting power with respect to 3,321,217 shares of Common Stock (pursuant to the Epub Voting Agreement). As a consequence, the aggregate number of shares beneficially owned by SOFTBANK Holdings is 23,652,254, representing 72.0% of the Common Stock (based on the number of shares of Common Stock outstanding as of June 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed on August 3, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).

         SOFTBANK Technology and STV are deemed to have sole voting power and sole dispositive power with respect to 10,560,349 shares of Common Stock and shared voting power with respect to 3,321,217 shares of Common Stock (pursuant to the Epub Voting Agreement). As a consequence, the aggregate number of shares beneficially owned by SOFTBANK Technology and STV is 13,881,566, representing 42.3% of the Common Stock (based on the number of shares of Common Stock outstanding as of June 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed on August 3, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).

         SOFTBANK and Son are deemed to have sole voting power and sole dispositive power with respect to 22,031,550 shares of Common Stock and shared voting power with respect to 3,321,217 shares of Common Stock (pursuant to the Epub Voting Agreement). As a consequence, the aggregate number of shares beneficially owned by SOFTBANK and Son is 25,352,767, representing 75.2% of the Common Stock (based on the number of shares of Common Stock outstanding as of June 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed on August 3, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Pursuant to the Purchase Agreement, dated as of September 4, 1998 (the "September 1998 Purchase Agreement"), by and among the Company, SOFTBANK Holdings, SOFTBANK Technology and SOFTBANK Technology Advisors Fund, L.P.

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    8    OF      9   PAGES

-------------------------                        ------------------------------


("SOFTBANK Advisors"), SOFTBANK Holdings and SOFTBANK Technology each severally agreed to purchase 820,513 and 805,087 shares of Common Stock, respectively, from the Company for a purchase price of $2.4375 per share. The transactions contemplated in the September 1998 Purchase Agreement were consummated on September 9, 1998.

         All references to the September 1998 Purchase Agreement are qualified in their entirety by the full text of such agreement, a copy of which is attached as Exhibit P hereto and is incorporated by reference herein. See also
Item 4.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit P  Purchase  Agreement,  dated as of September 4, 1998,  by and among the Company, SOFTBANK Holdings, SOFTBANK Technology and SOFTBANK Advisors.

-------------------------                        ------------------------------

CUSIP NO.  337486 10 4                           PAGE    9    OF      9   PAGES

-------------------------                        ------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 10, 1998                  SOFTBANK HOLDINGS INC.


                                    By:  /s/ Ronald D. Fisher
                                       -----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Vice Chairman


                                    SOFTBANK TECHNOLOGY VENTURES IV L.P.


                                    By:      STV IV LLC
                                             Its General Partner


                                             By:  /s/ E. Scott Russell
                                                --------------------------------
                                             Name: E. Scott Russell
                                             Title:  Managing Director


                                    SOFTBANK CORPORATION


                                    By:  /s/ Ronald D. Fisher
                                       -----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Attorney-in-Fact


                                    MASAYOSHI SON


                                    By:  /s/ Ronald D. Fisher
                                       -----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Attorney-in-Fact


                                    STV IV LLC


                                    By:  /s/ E. Scott Russell
                                       -----------------------------------------
                                             Name: E. Scott Russell
                                             Title: Managing Director